HFNY2: #486029 v1/04492-0002 / 07/13/2000
                                         SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549

                                                       FORM 15

       Certification  and Notice of Termination  of  Registration  under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

      Commission File Number 33-21281
      WestMed Venture Partners 2, L.P.

                  (Exact name of registrant as specified in its charter)

      c/o Medical Venture Holdings, Inc.
      CIBC Oppenheimer Tower
      World Financial Center
      New York,New York 10281
     (212)667-5031

 (Address,including zip code, and telephone number, including area code,of registrant's principal executive offices)

 Units of Limited Partnership Interest

          (Title of each class of securities covered by this Form)



           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)      [  ]
      Rule 12g-4(a)(1)(ii)  [  ]
      Rule 12g-4(a)(2)(i)   [  ]         Rule 12h-3(b)(2)(i)       [  ]
      Rule 12g-4(a)(2)(ii)  [  ]         Rule 12h-3(b)(2)(ii)      [  ]
      Rule 12h-3(b)(1)(i)   [  ]         Rule 15d-6                [  ]

Approximate   number   of   holders   of  record  as  of  the
certification or notice date:

-0-

         Pursuant to the requirements of the Securities Exchange Act of 1934, WestMed Venture Partners 2, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     August 18, 2000                 By:  WestMed Venture Management 2,L.P.
          ----------------------               Managing General Partner
                                          By:  Medical Venture Holdings, Inc.
                                               General Partner

                                          By:             /s/ Ann O. Fusco
                                              ----------------------------
                                              Name:  Ann O. Fusco
                                              Title:    Vice President